EXHIBIT 23.7

TG Venture Acquisition Corp. (“TGVC”)	Your reference

1390 Market Street, Suite 200	Our reference
San Francisco, California 94102
(628) 251-1369

January 4, 2024

Dear Sir/Madam:

We are a qualified law firm and lawyers in Hong Kong, and we have been engaged by TGVC as its Hong Kong legal counsel to advise on certain legal matters related to the laws of Hong Kong.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-4, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the SEC and in the prospectus forming a part thereof.

Yours faithfully

/s/ DLA Piper Hong Kong
DLA Piper Hong Kong